Exhibit 10.8
MASTER LICENCE AGREEMENT
This Licence Agreement, dated as of June 9, 2022 (“the Effective Date”), is made by and between ICE Benchmark Administration Limited of Milton Gate, 60 Chiswell Street, London, EC1Y 4SA (“ICE”) and Sprott ESG Gold ETF (“the Customer”) with an office at 320 Post Rd, St. 230 Darien, CT 06820
BACKGROUND:
(A)	ICE maintains, administers and publishes benchmark rates, certain of which comprise the Materials (as defined below).
(B)	The Customer wishes to license the Materials, and ICE has agreed to license the Materials, on the terms and conditions set out in this Agreement.
AGREED TERMS
1.	INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply throughout this Agreement.
“Agreement” means this Agreement and any Schedules attached hereto, including any amendments to the same which are in writing and signed by an authorised representative of each party in accordance with clause 14.7.
“Audit Guidelines” means the guidelines which apply to any audit to be undertaken in connection with this Agreement, including any Compliance Audit, as detailed in Schedule Al (Audit Guidelines).
“Business Day” means any day other than a Saturday, Sunday or public holiday in England when banks and foreign exchange markets are open for business in London.
“CCP” means an authorised central counterparty which clears and settles trades in financial products.
“Central Bank” means a central bank of a country or state or group of countries or states, as determined by ICE in its sole discretion.
“Change” has the meaning given to it in clause 2.2.
“Charges” means the charges payable by the Customer to ICE pursuant to this Agreement, including all fees payable in respect of each Licence granted hereunder and any fees payable by Customer Users which are to be remitted by the Customer to ICE, in each case as detailed in each Licence Schedule.
“Claim” means any actual, threatened or potential civil, criminal, administrative, regulatory, arbitral or investigative demand, allegation, action, suit, investigation or proceeding or any other claim or demand.
“Compliance Audit” shall have the meaning given to it in Schedule Al.
“Confidential Information” means all confidential information (however recorded or preserved) disclosed by a party or its Representatives to the other party and that party’s Representatives in connection with this Agreement, which is either labelled as such or else which should reasonably be considered as confidential because of its nature and the manner of its disclosure, including (in respect of ICE) any software or other materials created by ICE in connection with the Materials. Confidential Information shall not include information which:
(a)	is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or its Representatives in breach of clause 7);
(b)
was, is, or becomes, available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not bound by an obligation to the disclosing party or otherwise prohibited from disclosing the information to the receiving party;

(c)	was known to the receiving party before the information was disclosed to it by the disclosing party; or
(d)	the parties agree in writing is not confidential or may be disclosed.
“Customer” has the meaning given to it in the recitals of this Agreement.
“Customer Group Company” means the Customer and any subsidiary or holding company of the Customer and any subsidiary of such holding company from time to time as such terms are defined in Section 1159 of the Companies Act 2006. Details of each Customer Group Company are set out in Schedule E, and changes thereto shall be notified to ICE as soon as practicable following the occurrence of such change in accordance with clause 14.4.
“Customer User” means the Customer, any Customer Group Company, and any employees or personnel of the Customer or a Customer Group Company permitted to use the Materials made accessible to the Customer pursuant to the terms of the applicable Licence.
“Direct Data Service” means a service provided by ICE for delivering certain Materials, for example the ICE SFTP service or e-mail service.
“Effective Date” has the meaning given to it in the recitals of this Agreement.
“Financial Entity” means an undertaking, the principal activity of which is to acquire holdings or to engage in, pursue, perform or provide one or more of the services or activities listed in Schedule A2, and which is not a Central Bank or a Multilateral Development Bank, as determined by ICE in its sole discretion.
“General Use Restrictions” means the restrictions on use generally applicable to all users of the Materials regardless of Licence type or whether the Materials have been made available directly by ICE or by a redistributor, as detailed in clause 3.1.
“ICE” has the meaning given to it in the recitals of this Agreement.
“Intellectual Property Rights” means all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, semi-conductor topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.
“IPR Claim” has the meaning given in clause 9.1.
“Licence” means a licence on the terms specified in the relevant Licence Schedule as signed by an authorised representative of each party.
“Licence Schedule” means a Schedule to this Agreement setting out, in respect of a Licence, the scope of the Materials, the Purpose, any Specific User Restrictions, the Charges, the effective date of the licence, Report details and any additional specific terms and conditions applicable to the Licence, as may be issued by ICE from time to time.
“Losses” means any and all damages, Claims, fines, penalties, losses, liabilities (including settlements and judgments), costs (including interest, court costs and legal fees) and expenses.
“Materials” means the benchmark rate(s) or other data (in whatever form), which are the subject of a Licence, as described in the relevant Licence Schedule.
“Multilateral Development Bank” means a development bank established by or organised among two or more countries or states for the primary purpose of supporting economic development in such countries or states or parts of them or otherwise, as determined by ICE in its sole discretion.
“Non-Financial Entity” means an undertaking that is not a Financial Entity, a Central Bank or a Multilateral Development Bank, as per the Definitions in this Agreement, as determined by ICE in its sole discretion.
“Normal Business Hours” means the hours between 9am and 6pm on any Business Day.
“Prepaid Refundable Charges” means Charges prepaid by and to be refunded to the Customer following termination of this Agreement or the relevant Licence(s), as applicable, which relate to any period of time following the date all usage of the Materials under the applicable Licence(s) has ceased pursuant to clause 12.7.
“Purpose” means the purpose for which the relevant Licence was granted and which restricts the use of the Materials accordingly.
“Records” means accounts and records relating to the use of the Materials.
“Report” means a report detailing the usage of the Materials by all Customer Users during a defined period of time provided by the Customer to ICE at the frequency and in accordance with requirements set out in the applicable Licence Schedule.
“Representative” means employees, officers, representatives, advisers or sub-contractors of a party involved in the provision or receipt of the Materials who need to know certain Confidential Information of the other party in order to carry out their function in respect of the provision or receipt of the Materials.
“Schedule” means a schedule to this Agreement, including any Licence Schedule.
“Specific User Restrictions” means the restrictions on the use of the Materials which, in addition to the

General Use Restrictions, apply to Customer Users pursuant to the Licence under which use of the Materials has been granted by ICE, as specified in the relevant Licence Schedule.
“Specification” means the technical specification detailing the information technology requirements for each Customer to connect to the Direct Data Service.
“Term” means the period starting on the Effective Date and ending on the date the Agreement terminates in accordance with Clause 12.
“Trade Marks” means such trade marks listed in the relevant Licence Schedule.
“Use Restrictions” means the General Use Restrictions and the Specific User Restrictions.
1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.
1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules.
1.4	A person includes an individual, company, partnership, unincorporated body (whether or not having separate legal personality) and any government entity.
1.5	A reference to a company shall include any company, partnership, corporation, undertaking or other body corporate, wherever and however incorporated or established.
1.6	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing a gender include every gender.
1.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time and shall include all subordinate legislation made from time to time under it.
1.8	A reference to writing or written includes e-mail, provided the email is sent to the applicable address set out in clause 14.4.
1.9	References to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.
1.10	Any words following the terms including, include, in particular or for example or any similar phrase shall be construed as illustrative and shall not limit the generality of any preceding words.
1.11	A reference to time in this Agreement is to the time in London, United Kingdom, unless specifically noted otherwise.
1.12	Time shall be of the essence regarding the Customer’s obligations set out in clauses 4.2 and 4.3 and its payment obligations set out in clause 5.
1.13	In the case of conflict or ambiguity between:
(a)	any provision contained in the body of this Agreement and any provision contained in a Schedule, the provision in the body of this Agreement shall take precedence; and

(b)
the terms of any accompanying invoice or other documents annexed to this Agreement and any provision contained in the related Schedule, the provision contained in the related Schedule shall take precedence.

2.	SCOPE
2.1
Licence. ICE grants to the Customer, subject to the terms and conditions of this Agreement and each relevant Licence Schedule, a non-transferable, revocable, non-exclusive and specifically limited licence to use the Materials and the Trade Marks solely for the Purpose detailed in each relevant Licence Schedule.

2.2
Additional Licences and Changes. If during the Term of this Agreement, the Customer wishes to request a new Licence or expand the scope of an existing Licence (each a “Change”), it shall submit a request for the Change to ICE. ICE will review each request and, as soon as reasonably practicable, prepare and deliver to the Customer for signature a revised Licence Schedule (incorporating any amendments required to effect the Change), or new Licence Schedule (detailing the applicable terms and conditions), or notify the Customer that such Change cannot be made, as applicable. Each additional Licence Schedule(s) shall be incorporated into and form a part of this Agreement on and from the date signed by an authorised representative of each party.

3.	USE RESTRICTIONS
3.1
General Use Restrictions. In respect of each Licence granted by ICE to the Customer pursuant to this Agreement, the Customer agrees that it shall not, and shall procure that each Customer User shall not, do any of the following in respect of the relevant Materials (the “General Use Restrictions”):

(a)	provide access to any third party who is not a Customer User;
(b)	access, extract, reutilise, use, exploit, copy, store, redistribute, redisseminate, offer, resell, disclose or otherwise make the Materials available:
i.	other than as specifically permitted by a Licence and in fulfilment of the applicable Purpose;
ii.	for any purpose contrary to any law or regulation or any regulatory code, guidance or request applicable to the Materials, the business of ICE or this Agreement; or
iii.	in any way which may reasonably be considered to bring or have the effect of bringing the Materials or ICE into disrepute;
(c)
modify, alter, manipulate or otherwise distort the Materials, reference the Materials or use the Materials to create a derivate work (including a derivative benchmark rate, range of benchmark rates, or combined benchmark rate) other than as specifically permitted by a Licence Schedule held by such Customer User;

(d)	display the Materials in the absence of the applicable Trade Marks and relevant disclaimer(s) or otherwise contrary to the requirements set out in the relevant Licence(s);

(e)	act or omit to act in any way which may damage the reputation of ICE or the Materials;
(f)
use the Materials or Trade Marks pursuant to the relevant Licence unless the Customer and each Customer User: (i) complies with all legal requirements established under the Controls (as defined below); (ii) cooperates fully with ICE in any official or unofficial audit or inspection that relates to the Controls; and (iii) does not export, re-export, divert or transfer, directly or indirectly, any such item or direct products thereof to, or otherwise enter into any transaction or engage in any other activities with, any country, territory, person or entity restricted or targeted by the Controls, unless such export, re-export, diversion, transfer, transaction, or activity is authorized under the Controls, at all times acknowledging that: (a) the Materials and Trade Marks and related services, technical information, documents and materials provided or made available under the Agreement are subject to export controls under the U.S. Export Administration Regulations (EAR) and the requirements of the U.S. Department of the Treasury’s Office of Foreign Assets Controls’ (OFAC) sanctions programs, including the Specially Designated Nationals List (collectively the “Controls”); and (b) breach of the requirements on the Customer under this paragraph (f) and the following paragraph (g) will be an irremediable material breach of this Agreement; or

(g)
use the Materials or Trade Marks pursuant to the relevant Licence (without first obtaining ICE’s express written agreement) if the Customer would be unable to represent and warrant to ICE on the date of this Agreement and on each day thereafter that (i) neither Customer, Customer’s affiliates nor any of their respective affiliates, subsidiaries, or any director or corporate officer of any of the foregoing entities, is the subject of any OFAC sanctions; and (ii) Customer is not 50% or more owned or controlled, directly or indirectly, by any person or entity that is the subject of any OFAC sanctions.

3.2
Variation. ICE may, at any time during the Term of the Agreement and on 90 days’ prior written notice to the Customer, vary any Use Restrictions. If the Customer reasonably demonstrates that the variation in question will result in a material reduction in the rights granted to it in respect of this Agreement or the relevant Licence(s), the Customer shall be entitled to terminate this Agreement or the relevant Licence(s), as applicable, on written notice provided to ICE within 60 days of receipt of the variation notice. Termination of this Agreement or any Licence(s) by the Customer pursuant to this clause 3.2 shall be effective on the date the relevant variation by the ICE is to take effect and, on such effective date of termination, the Customer shall be entitled to a refund of any Charges already paid for the terminated Licence(s) which relate to the period following such date.

4.	CUSTOMER OBLIGATIONS
4.1
Receipt of Materials. The Customer shall establish prior to the Effective Date and be responsible during the Term of this Agreement for the maintenance (including payment of all associated third party charges) of:

(a)	all infrastructure required to receive the Materials from ICE, as detailed in the Specification; and
(b)	the best available security practices and systems applicable to the use of the Materials in accordance with the Purpose and which are necessary to enforce the Use Restrictions and prevent unauthorised access, copying, modification, storage, reproduction, display or distribution of the Materials.
4.2	Monitoring. During the Term of this Agreement, the Customer shall ensure each Customer User is at all times complying with the terms of the relevant Licence(s) and this Agreement.
4.3	Notification and Reporting. At all times during the Term of this Agreement, the Customer shall:
(a)	promptly notify ICE of any change in use of the Materials by a Customer User which may require a Change and follow the procedures set out in clause 2.2;
(b)	comply with any specific reporting obligations set out in the relevant Licence Schedule(s); and
(c)	maintain procedures and infrastructure adequate to satisfy its notification and reporting obligations under this Agreement.
4.4
Breach Obligations. If, at any time during the Term of this Agreement, the Customer becomes aware of any breach by a Customer User of the terms of the relevant Licence(s), this Agreement or the Use Restrictions, or reasonably believes that such a breach has or will occur, it shall:

(a)
promptly take all reasonable steps to enforce compliance of, prevent further breach by, and secure an appropriate remedy from, the Customer User, which the Customer acknowledges may include suspending access to the relevant Materials to any Customer User connected with or benefitting from such breach;

(b)
if the Customer reasonably believes that the breach in question could compromise the security or integrity of the Materials or otherwise adversely affect ICE, it shall promptly provide ICE with all relevant information in respect of such breach and fully co-operate with ICE in respect of any remediation activities required by ICE in respect thereof; and

(c)	be responsible for the costs associated with carrying out its obligations under this clause 4.4.
4.5	Specific Obligations. In addition to the obligations set out in this clause 4, the Customer shall comply with any Licence-specific obligations set out in the relevant Licence Schedule(s).
5.	CHARGES
5.1
In consideration for the grant of the Licence(s) by ICE, the Customer shall pay to ICE the Charges set forth in each Licence Schedule in accordance with the payment terms set out in this clause 5 (as may be supplemented by the relevant Licence Schedule).

5.2
If the calculation of the Charges (or a component thereof) under a Licence Schedule requires the timely submission of a Report by the Customer, which report the Customer is delayed in or fails to submit, ICE shall be entitled to estimate the relevant Charges using historic Reports and shall invoice the Customer on the basis of such estimate, and any adjustment required following the receipt of the relevant Report shall be reflected as a credit or debit in the next-issued Customer invoice.

5.3	ICE may charge the Customer interest at an annual rate of 1.5% above the base rate of the Bank of England, calculated on a daily basis in respect of any sum which is due and unpaid, which interest shall accrue from the date on which the relevant sum is due and payable by the Customer until receipt by ICE of the full amount, whether before or after judgment.
5.4	All Charges are exclusive of VAT or any other applicable sales tax, which shall be paid by the Customer at the rate and in the manner for the time being prescribed by law.
5.5
ICE may, at any time, vary any component of the Charges or the basis on which a component of the Charges is calculated by giving 120 days’ prior written notice to the Customer. All Charges changes will be effective at the start of a calendar quarter and limited to once per annum.

5.6	The Customer may terminate any Licence which is subject to a Charges variation pursuant to clause 5.5 from the date on which that variation is intended to take effect if:
(a)	the variation will result in an increase in the Charges; and
(b)	the Customer gives ICE written notice of its desire to terminate the relevant Licence within 50 days of the date of ICE’s notice.
6.	RIGHT OF AUDIT
6.1
At any time during the Term of this Agreement, but not more than once per annum, and for a period of three years following termination of this Agreement or any relevant Licence(s), as applicable, and in addition to Licence-specific audit requirements set out in a Licence Schedule (if any), on 30 days prior notice and during Normal Business Hours (or for Customers and Customer Users located outside the UK, standard business hours in such Customer’s or Customer User’s office location), the Customer shall permit, and shall procure that any Customer User permits, ICE and its third party representatives to:

(a)
gain (physical and remote electronic) access to, and take copies of, the Records and/or any other information held at the Customer User’s premises or on its systems which relates to the Materials or this Agreement;

(b)
to meet with Customer User personnel who possess the knowledge necessary for ICE to perform the audit effectively, including familiarity with the Customer User’s operations which relate to the relevant Licence(s) and systems which store, use or provide access to the Materials, the terms of each relevant Licence and this Agreement; and

(c)	to inspect all Records and/or Customer User systems relating to the use, storage, security, accessibility, distribution and control of the Materials, for the purpose of performing a regular Compliance Audit to verify the accuracy of the Reports and the Customer User’s compliance with the Use Restrictions, which shall be conducted in accordance with the Audit Guidelines (as applicable).
6.2
Notwithstanding the restrictions set out in clause 6.1, the Customer shall permit, and shall procure that any Customer User permits, ICE and its third party representatives to conduct an extraordinary Compliance Audit in accordance with the Audit Guidelines and at any time without notice:

(a)	as may be required from time to time by a regulator or as otherwise required by applicable law;

(b)	on ICE’s reasonable suspicion of fraud or other unlawful practices by any person relating to the receipt or use of the Materials by Customer Users;
(c)	in respect of Customers only, on ICE’s reasonable suspicion of incorrect data being supplied by the Customer in Reports used to calculate Charges under a Licence Schedule; or
(d)	any other material breach of the terms of a Licence or this Agreement.
6.3
The Customer shall provide, and shall procure that any Customer User provides, to ICE and its third party representatives, access to all systems, personnel, premises, documents and information (including the Records) as ICE reasonably requires for the purposes of each Compliance Audit and the Customer shall co-operate, and shall procure that each Customer User co-operates, fully with, and provide all reasonable assistance to, ICE and its third party representatives in relation to any such Compliance Audit. In carrying out each Compliance Audit, ICE shall, and shall procure that its third party representatives, comply with the Customer User’s reasonable onsite procedures and use reasonable endeavours not to cause any unnecessary disruption to the Customer User’s business.

6.4	Audit access by third party representatives of ICE shall be subject to any such representative agreeing to be bound by confidentiality obligations equivalent to those set out in clause 7.
6.5
If any Compliance Audit reveals that there has been an underpayment or overpayment by the Customer of any Charges (or any other Customer User on behalf of whom the Customer submits fees to ICE) in respect of the period covered thereby, the balance of the Charges due to either party shall be reflected as a credit or debit in the next-issued Customer invoice. Any underpayment or overpayment by a Customer User which is not a Customer shall be remedied by the issue of an invoice or credit note, as applicable, by ICE to the relevant Customer User, unless otherwise directed by the Customer.

6.6
The cost of any Compliance Audit shall be borne by ICE, except in the case of an underpayment by the Customer in an amount equal to 5% or more of the aggregate Charges due in respect of the period covered by the audit, in which case the cost shall be borne by the Customer and will be payable within 30 days of a properly drawn invoice therefore.

7.	CONFIDENTIALITY
7.1	Each party shall keep the other party’s Confidential Information confidential and shall not:
(a)	use any Confidential Information other than in connection with, and only to the extent necessary for, the performance of its obligations under this Agreement; or
(b)
disclose any Confidential Information in whole or in part to any third party unless such third party is bound by confidentiality obligations equivalent to those set out in this clause and in any case only as expressly permitted by this clause.

7.2	A party may disclose the other party’s Confidential Information to its Representatives, provided that:
(a)	it informs those Representatives of the confidential nature of the Confidential Information before disclosure; and
(b)	at all times, it is responsible for the Representatives’ compliance with the confidentiality obligations set out in this clause 7.
7.3
A party may disclose Confidential Information to the extent required by law, by any governmental or other regulatory authority, or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of the disclosure as possible.

7.4
Each party reserves all rights in and to its Confidential Information. No rights or obligations in respect of a party’s Confidential Information, other than those expressly stated in this Agreement, are granted to the other party, or are to be implied from this Agreement.

7.5
Without prejudice to any other rights or remedies of either party, both parties acknowledge and agree that damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the party that is of the opinion that this clause 7 has been breached shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such provision by the breaching party, and no proof of special damages shall be necessary for the enforcement of the rights under this Agreement.

7.6
The provisions of this clause 7 shall continue to apply after termination of this Agreement or any relevant Licence(s), as applicable, for a period of five years from the effective date of such termination.

8.	INTELLECTUAL PROPERTY RIGHTS OWNERSHIP
8.1	The Customer acknowledges that:
(a)	all Intellectual Property Rights in the Materials and the Trade Marks are the property of ICE;
(b)	it shall have no rights in or to the Materials or the Trade Marks other than the right to use them in accordance with the express terms of this Agreement; and
(c)	ICE has made and will continue to make substantial investment in the obtaining, verification, selection, coordination, aggregation, calculation, development, presentation and supply of the Materials.
8.2	The Customer shall co-operate with ICE to protect the goodwill and reputation of the Materials, the Trade Marks and ICE.
8.3
The Customer acknowledges that reference in any element of the Materials to trade names or proprietary products where no specific acknowledgement of such names or products is made does not imply that such names or products may be regarded by the Customer as free for general use, outside the scope of the use of the Materials authorised by this Agreement.

9.	IPR CLAIMS
9.1	ICE undertakes to defend the Customer from and against any claim or action that the provision,

receipt or use of the Data or Materials (wholly or in part) infringes any UK Intellectual Property Right of a third party (an “IPR Claim”) and shall indemnify the Customer against any losses, damages, costs (including all legal fees) and expenses incurred by or awarded against the Customer as a result of, or in connection with, any such IPR Claim, provided that, if any third party makes a IPR Claim, or notifies an intention to make an IPR Claim against the Customer, the Customer shall:
(a)	give written notice of the IPR Claim to ICE as soon as reasonably practicable
(b)	not make any admission of liability in relation to the IPR Claim without the prior written consent of ICE;
(c)	at ICE’s request and expense, allow ICE to conduct the defence of the IPR Claim including settlement; and
(d)	at ICE’s expense, co-operate and assist to a reasonable extent with ICE’s defence of the IPR Claim.
9.2	Clause 9.1 shall not apply to the extent the IPR Claim in question is attributable to:
(a)	possession, use, development, modification or retention of the Materials (wholly or in part) by the Customer other than in accordance with this Agreement;
(b)	the Customer’s failure to provide a suitable environment for receiving the Materials, including establishing required connections to the Customer’s systems; or
(c)
use of the Materials (wholly or in part) in combination with any data not supplied or specified by ICE to the extent that the infringement would have been avoided by the use of the Materials (wholly or in part) not so combined.

9.3	If any IPR Claim is made, or in ICE’s reasonable opinion is likely to be made, against the Customer, ICE may at its sole option and expense:
(a)	procure for the Customer the right to continue using the Materials (wholly or in part) in accordance with this Agreement;
(b)	modify the Materials (wholly or in part) so that they cease to be infringing;
(c)	replace the Materials (wholly or in part) with non-infringing items; or
(d)	terminate this Agreement immediately by notice in writing to the Customer and refund any Prepaid Refundable Charges on return of the Materials and all copies thereof.
9.4	This clause 9 constitutes the Customer’s sole and exclusive remedy and ICE’s only liability in respect of IPR Claims.
10.	WARRANTIES
10.1	ICE warrants that it has the right to license the receipt and use of Materials as specified in this

Agreement and the relevant Licence Schedule(s).
10.2
Except as expressly stated in this Agreement, all warranties, conditions and terms, whether express or implied by statute, common law or otherwise are hereby excluded to the fullest extent permitted by law, including warranties or representations as to, and all liabilities whether in contract, tort (including negligence) or otherwise in relation to, the quality, fitness for purpose, accuracy, completeness or timeliness of the Materials or as to the results to be attained thereby, or as to any course of action determined by a Customer User.

10.3	Without limiting the effect of clause 10.2, ICE does not warrant that:
(a)	the supply or use of the Materials will be free from interruption;
(b)	the Materials will be capable of being received by the Customer systems;
(c)	the Materials are accurate, complete, reliable, secure, useful, fit for purpose or timely; or
(d)
the Materials have been tested for use by the Customer or any third party (including any Customer User) or that the Materials will be suitable for, or be capable of being used by, the Customer or any third party.

11.	LIMITATION OF LIABILITY
11.1	The Customer agrees and acknowledges (on behalf of itself and the Customer Group Companies) that:
(a)	the use and interpretation of the Materials requires specialist skill and knowledge of financial markets;
(b)
the Customer has that skill and knowledge and undertakes that it will exercise that skill and knowledge and appropriate judgment when using the Materials and procure that any Customer User possesses and undertakes to use such skill and knowledge to the extent applicable to its use of the Materials;

(c)
any of: (i) the basis or methodology for calculation or determination, (ii) the input data used for calculation or determination, (iii) the underlying economic reality or market represented or measured, (iv) the name, or (v) the administrator, in respect of any benchmark rate, price and other information or data, may change, including, without limitation, pursuant to applicable law, an order of a regulatory or other competent authority or procedures undertaken in accordance with applicable laws, which may result in short-term or long-term changes to such benchmark rate, price and other information or data or to their characteristics, including their representativeness;

(d)
a benchmark rate, price and other information or data may be expanded (for example to cover more currencies or tenors), reduced, changed, discontinued or terminated at any time, including, without limitation, pursuant to applicable law, an order of a regulatory or other competent authority or procedures undertaken in accordance with applicable laws, or because of or pursuant to factors or events beyond ICE’s control;

(e)
users of benchmark rates, prices, and other information or data should produce and maintain robust written fallback provisions and plans setting out the actions that would be taken in the event of material changes to, or a cessation of, the relevant benchmark rate, price, and other information or data;

(f)	the use of benchmark rates, prices, and other information or data may be prohibited or restricted under applicable laws;
(g)
the application of laws and regulations to certain benchmark rates, prices, and other information or data may be subject to modifications pursuant to applicable law and/or an order of a regulatory or other competent authority;

(h)
benchmark rates, prices and other information or data may cease to be representative of the economic reality or underlying market that they are intended to measure or represent, but that may not be grounds for ICE invoking a contingency procedure and, in the case of a benchmark listed as a critical benchmark, ICE may be required pursuant to applicable law or an order of a regulatory or other competent authority to make changes and/or continue to publish the affected benchmark rates, prices and other information or data;

(i)
it shall be solely responsible, as against ICE, for any opinions, recommendations, forecasts or other conclusions made or actions taken by any Customer User or any other third party based (wholly or in part) on the Materials;

(j)
it is in the best position to ascertain any likely loss it and any Customer User may suffer in connection with this Agreement, that it is therefore responsible for making appropriate insurance arrangements to address the risk of any such loss and that the provisions of this clause 11 are reasonable in these circumstances; and

(k)
the input data required to generate a benchmark rate, price and other information or data may become less available or may cease to be available altogether, which could impact the determination of the benchmark rate, price and other information or data (such as involving the use of a lower level of a benchmark methodology) and could result in an administrator being unable to calculate and publish the benchmark rate, price and other information or data in accordance with the relevant methodology.

11.2	Neither party excludes or limits liability to the other party for:
(a)	fraud or fraudulent misrepresentation;
(b)	death or personal injury caused by negligence;
(c)	a breach of any obligations implied by section 2 of the Supply of Goods and Services Act 1982;
(d)	any matter in respect of which it would be unlawful for the parties to exclude liability for respectively;
(e)	any breach of clause 7; or
(f)	any claim arising under or pursuant to clause 9.

11.3
Subject to clause 11.2, ICE shall not in any circumstances be liable whether in contract, tort (including negligence), for breach of statutory duty, misrepresentation (whether innocent or negligent), restitution or otherwise, arising under or in connection with this Agreement for:

(a)	loss of profits, business, business opportunities, revenue or turnover;
(b)	loss or damage to reputation or goodwill;
(c)	loss, loss of use or corruption of data or information;
(d)	loss of anticipated savings or wasted expenditure (including management time); or
(e)	any loss or liability under or in relation to any other contract, in each case whether such loss is direct, indirect or consequential.
11.4
Subject to clause 11.2, ICE’s total aggregate liability in contract, tort (including negligence and breach of statutory duty howsoever arising), misrepresentation (whether innocent or negligent), restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement or any collateral contract shall in all circumstances be limited to 100% of the total Charges paid by the Customer to ICE during the 12-month period immediately before the date on which the cause of action first arose or, if the cause of actions arose prior to the first anniversary of the Effective Date, 100% of the total Charges paid to date.

11.5	The Customer shall indemnify ICE against any Losses incurred by or awarded against ICE arising out of or in connection with:
(a)	access to or use, distribution or redistribution of Materials by any Customer User otherwise than in accordance with this Agreement; or
(b)	any data or information provided by the Customer to ICE (including any inaccurate or incomplete Report).
11.6
If any third party makes a Claim, or notifies an intention to make a Claim against ICE arising or in connection with the acts or omissions of the Customer as set out at clause 11.5 (a) and (b), ICE shall:

(a)	give written notice of the Claim to the Customer as soon as reasonably practicable
(b)	not make any admission of liability in relation to the Claim without the prior written consent of the Customer;
(c)	at the Customer’s request and expense, allow the Customer to conduct the defence of the Claim including settlement; and
(d)	at the Customer’s expense, co-operate and assist to a reasonable extent with the Customer’s defence of the Claim.
12.	TERM AND TERMINATION

12.1	This Agreement and any relevant Licence(s), as applicable, shall take effect upon the date set out above or in the relevant Licence Schedule, as applicable, and shall continue until terminated:
(a)	by either ICE or the Customer upon not less than 90 calendar days written notice to either party; or
(b)
by either ICE or the Customer upon written notice to the other with immediate effect if the other party is in material breach of any of the terms of this Agreement or the relevant Licence Schedule, as applicable, and, if such breach is remediable, that party fails to remedy the same within 30 calendar days of that party being notified in writing of such breach.

12.2	If:
(a)
ICE is informed of the final adoption of any legislation, regulation, order or rule that, in ICE’s judgment, materially impairs ICE’s ability to perform its obligations under this Agreement or grant the Licence on the terms set out in the relevant License Schedule; or

(b)
any material litigation or regulatory proceeding is threatened or commenced regarding: (i) any Materials or Trade Marks; or (ii) the Customer, and which impacts or is connected to the use or contribution to the Materials (as applicable),

ICE may, in its discretion, amend the relevant Licence such that the rights granted with respect to the affected Materials are terminated, or terminate the Licence or this Agreement in its entirety, in each case upon written notice to the Customer.
12.3
Either party may terminate this Agreement immediately upon written notice to the other party if the other party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or arrangement under applicable insolvency law, or if a petition for winding up is filed against such other party and is not dismissed within 60 days after the filing, or if a receiver, liquidator or trustee is appointed for all or any part of the property or assets of such other party.

12.4
Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination of this Agreement or the relevant Licence(s), as applicable, shall remain in full force and effect.

12.5
Termination of this Agreement or any relevant Licence(s), as applicable, for any reason, shall not affect the accrued rights, remedies, obligations or liabilities of the parties existing at termination.

12.6	On any termination of this Agreement or any relevant Licence(s), as applicable, for any reason, the Customer shall:
(a)	immediately pay any outstanding amounts owed to ICE under this Agreement;
(b)	immediately cease making the relevant Materials accessible to Customer Users; and
(c)
as soon as reasonably practicable and in all cases within 30 days of termination or expiry ensure that there is no further use of the Materials in any of the Customer’s products, applications or services.

12.7
On any termination of a Licence or this Agreement for any reason other than for material breach by the Customer, ICE shall refund any Prepaid Refundable Charges. The Customer shall not be entitled to any refund where the ground for termination is material breach by the Customer under clause 12.2.

13.	FORCE MAJEURE
Neither party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if that delay or failure results from events, circumstances or causes beyond its reasonable control. In these circumstances the affected party shall be entitled to a reasonable extension of the time for performing its obligations, provided that, if the period of delay or non-performance continues for four consecutive weeks, the party not affected may terminate this Agreement by giving 14 days’ written notice to the other party.
14.	OTHER MATTERS
14.1
Assignment. This Agreement is personal to the Customer and it shall not assign, transfer, mortgage, charge, sub-contract, declare a trust of or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of ICE (which is not to be unreasonably withheld or delayed). The Customer confirms it is acting on its own behalf and not for the benefit of any other person. ICE may at any time assign, transfer, or deal in any other manner with any of its rights and obligations under this Agreement without the consent of the Customer.

14.2
Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement, understanding, undertaking or arrangement between the parties relating to the subject matter of the Agreement. The parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty of any person (whether a party to the Agreement or not and whether made in writing or not) other than as expressly set out in the Agreement. Each party agrees that it shall have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement. Nothing in this clause shall exclude or limit any liability for fraud.

14.3
No Relief. No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

14.4
Notices. All notices and other communications under this Agreement shall be: (i) in writing; (ii) delivered by hand, by registered or certified mail, or email, return or read receipt requested, to the addresses set forth below or such addresses as either party shall specify by a written notice to the other; and (iii) deemed given upon receipt.

Notice to ICE:	Head of Legal, ICE Benchmark Administration Limited Milton Gate, 60 Chiswell Street, London, EC1Y 4SA, UK

Designated ICE Email:	IBA@ice.com

Notice to the Customer:	Sprott ESG Gold ETF 320 Post Rd., St. 230 Darien, CT 06820 USA

Designated Customer Email:	fundoperations@sprott.com

14.5
Governing Law and Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

14.6
Relationship of the Parties. The parties are independent contractors. Nothing in this Agreement will be construed to constitute or appoint either party as the agent, partner, joint venturer, or representative of the other party for any purpose whatsoever.

14.7
Waiver. Any waiver or delay on the part of either party in enforcing any provision of this Agreement or any of its rights hereunder shall not be construed as a waiver of such provision. Save as expressly set out in this Agreement, no amendment to the terms of this Agreement (including any Schedule) shall be effective unless signed by an authorised representative of each party.

14.8
Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect.

14.9	Rights of Third Parties. No other party is intended to be a beneficiary of any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 or otherwise.
14.10
Counterparts. This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and each party hereto may execute this Agreement by signing such counterpart provided that no party shall be bound hereby until it has been executed and delivered by all parties hereto.

SIGNATURE PAGE

ICE Benchmark Administration Limited (“ICE”)

	By:	/s/ Clive de Ruig
	Name:	Clive de Ruig
	Title:	COO
	Date:	June 13, 2022

Sprott ESG Gold ETF (“the Customer”)

	By:	/s/ W. Whitney George
	Name:	W. Whitney George
	Title:	Director
	Date:	June 9, 2022

SCHEDULE Al: AUDIT GUIDELINES
1.  Introduction
These Audit Guidelines gives you details regarding the targets and regulations of a Compliance Audit and explains the procedure of a Compliance Audit as conducted by ICE.
2.  Scope of the Compliance Audit
2.1  Without limiting the generality of clause 6.1 of the Agreement, the scope of each Compliance Audit may include any of the following, as applicable:
(a)  product range;
(b)  co-operation between the Customer and ICE;
(c)  procedures for the determination of the right of access and dissemination of the Materials to third parties in accordance with the Agreement;
(d)  procedures and protocols for preparing and delivering Reports; and
(e)  compliance with the obligation to ensure that dissemination of Materials to any person who intends to redistribute is not undertaken prior to such person first obtaining a redistribution licence.
2.2  All systems and departments, which are incorporated into either the technical or the administrative implementation of the use of the Materials and dissemination within the scope of the Agreement, shall be analysed and evaluated in the course of the Compliance Audit.
2.3  Each Compliance Audit shall take place at the Customer User’s premises.
3.  Audit Regulations
3.1  Every location at which the Customer User receives the Materials may be subject to a regular Compliance Audit carried out once per calendar year in addition to any number of extraordinary Compliance Audits deemed necessary by ICE pursuant to clause 6.2 of the Agreement.
3.2  If the Customer User refuses to permit the Compliance Audit to be carried out on the date agreed after the 30-calendar-day deadline, it must reimburse ICE in full for any costs incurred due to the late cancellation, subject to further conditions set down in the Agreement.
A1-1

4.  Audit Procedures
4.1  ICE shall provide the following prior notice of its intention to carry out a Compliance Audit:
(a)  at least 30 calendar days in respect of any regular audit;
(b)  as much notice as reasonably practicable in respect of any extraordinary audit.
4.2  As soon as ICE has notified the Customer of its intention to carry out a Compliance Audit, the parties shall arrange the following:
(a)  the scope, timing, and location of the Compliance Audit;
(b)  the identification and collection of all records necessary for ICE and its third party representatives to carry out the Compliance Audit;
(c)  securing sufficient logistic resources, e.g. offices, staff, records and equipment, of the Customer to be made available for the duration of the Compliance Audit; and
(d)  arranging sufficient access for ICE and its third party representatives to relevant staff of the audited party in order to analyse, discuss and clarify differing interpretations of the Agreement on site.
4.3  Both ICE and the Customer shall promptly co-operate with each other in order to enable the Compliance Audit to be planned and conducted in an efficient manner.
4.4  Prior to commencing any Compliance Audit, ICE and the Customer will enter into necessary agreements to document, and the auditing party shall comply with, any reasonable confidentiality obligations or facility/network security or access policies, procedures and restrictions as may be required by the Customer and/or Customer User.
5.  Conduct of the Compliance Audit
5.1  ICE will attempt to resolve on site all Compliance Audit queries of the staff of the Customer to be audited and any unresolved queries must be clarified at the latest in the course of the final Compliance Audit meeting.
5.2  The Customer may request ICE’s auditors to provide a written letter confirming that the Customer has complied with the Audit Guidelines, which request the auditor may choose to fulfil or reject. If an auditor fulfils the foregoing request, any such confirmation will be strictly limited and must not be construed or interpreted as a formal or legally valid opinion.
A1-2

6.  Results of the Compliance Audit
6.1  Following conduct of each Compliance Audit, during a final meeting ICE will inform the Customer about its preliminary findings and the issues which still need to be clarified, and present a preliminary audit report.
6.2  In the framework of the preliminary audit report, the auditor will put into writing the results of the audit work as well as recommendations. The Customer will be requested to give feedback on the report within 30 days. Should the Customer not provide feedback before this deadline, the results of the Compliance Audit as set down in the preliminary audit report shall be considered to be undisputed fact and shall be used as the basis for the Compliance Audit settlement. If the Customer raises objections to the preliminary audit report at a later date, the Customer itself shall bear the full burden of proof.
6.3  In general, the final audit report will be issued within a period of three months after the final audit meeting has taken place. The audit report must include the statements from the audited Customer with regard to the preliminary audit report.
6.4  If the Customer makes a statement on the preliminary audit report, ICE may take justified comments and recommendations into account in the Compliance Audit settlement.
6.5  Any lack of documentation supporting figures reported to ICE shall also be included in the final audit report. The lack of such documentation does not, in itself, indicate a reporting error, but it may result in additional inquiries, validation tests, end-user site and/or visits by external service providers or other investigation being conducted by ICE.
6.6  In addition, the audited Customer shall respond promptly to the Compliance Audit report by taking the appropriate steps to implement the Compliance Audit results internally to ensure that possible sources of errors in invoicing and reporting identified are eliminated and correct and efficient reporting is re-established.
6.7  If any Compliance Audit identifies significant discrepancies or contract violations, it will be indicated in the Compliance Audit report that the time frame may have been lengthened and/or the number of locations audited may have been increased during the course of the Compliance Audit. In addition, it should be indicated if the audited Customer refuses to provide documentation relevant to the Compliance Audit or to permit access to locations relevant to the Compliance Audit. In such cases, ICE shall be entitled to repeat or extend such Compliance Audit subject to the further rights as contained in the Agreement.
A1-3

SCHEDULE A2: FINANCIAL ENTITY DEFINITION
1.	Taking deposits and other repayable funds.
2.	Lending including, inter alia: consumer credit, credit agreements relating to immovable property, factoring, with or without recourse, financing of commercial transactions (including forfeiting).
3.	Financial leasing.
4.	Payment services.
5.	Issuing and administering other means of payment (e.g. travellers’ cheques and bankers’ drafts) insofar as such activity is not covered by 4 above.
6.	Guarantees and commitments.
7.	Trading for own account or for account of customers in any of the following:
(a)	money market instruments (cheques, bills, certificates of deposit, etc.);
(b)	foreign exchange;
(c)	financial futures and options;
(d)	exchange and interest-rate instruments;
(e)	transferable securities.
8.	Participation in securities issues and the provision of services relating to such issues.
9.	Advice to undertakings on capital structure, industrial strategy and related questions and advice as well as services relating to mergers and the purchase of undertakings.
10.	Money broking.
11.	Portfolio management and advice.
12.	Safekeeping and administration of securities.
13.	Issuing electronic money.
14.	Investment services or activities.
15.	Insurance or reinsurance services or activities.
16.	Any other financial services or activities not covered by 1 to 15 above
A2-1

SCHEDULE M: ETP ISSUER LICENCE — LBMA PRECIOUS METALS BENCHMARKS
This is Schedule M to the Master Licence Agreement dated as of June 9, 2022 (“the Agreement”), made by and between ICE Benchmark Administration Limited of Milton Gate, 60 Chiswell Street, London, EC1Y 4SA (“ICE”) and Sprott ESG Gold ETF (“the Customer”) with an office at 320 Post Rd., Ste. 230, Darien CT, 06820.
All defined terms used in this Schedule shall have the same meaning as in the Agreement, other than:
“Assets Under Management” shall mean the total value of all funds invested in each of the Licensed Products, as calculated in U.S. Dollars. To the extent that Assets Under Management are in a currency other than U.S. Dollars, the exchange rate used to calculate the U.S. Dollar value shall be those rates published by the U.S. Federal Reserve at the time of calculation.
“LBMA Precious Metals Trade Marks” means the trade marks LBMA Gold Price and/or LBMA Silver Price (depending on the precious metal(s) benchmark(s) in respect of which this licence is requested) owned by Precious Metals Prices Limited and licensed to ICE.
“LBMA Precious Metals Materials” means the data generated by the ICE gold and/or silver auction processes (depending on the precious metal(s) benchmark(s) in respect of which this licence is requested) taking place daily at approximately 10:30 am London time (gold AM auction), 3:00 PM London time (gold PM auction) and 12:00 PM London time (silver auction), or such other times as confirmed by ICE, and the LBMA Gold Price and/or LBMA Silver Price benchmarks (in respect of which this licence is requested) which are calculated and distributed by ICE.
“Licensed Product” means an exchange traded product (such as an ETF) that is created, issued, distributed, marketed, promoted and/or otherwise maintained by the Customer or Customer Group Companies, for which the LBMA Precious Metals Materials serve directly or indirectly as, or as part of, an input or underlying reference, and which is listed in the table of Licensed Products within this Schedule M.
This Schedule M supplements, forms part of, and is subject to the terms of, the Agreement, and constitutes a ETP issuer licence (this “Licence”) in respect of the LBMA Precious Metals Materials and the LBMA Precious Metals Trade Marks.
This Schedule M amends the Agreement such that Section 8.1(a) shall be deleted in its entirety and restated as follows:
“all Intellectual Property Rights in the Materials and the Trade Marks are the property of ICE, save for the LBMA Precious Metals Materials and the LBMA Precious Metals Trade Marks which are the property of Precious Metals Prices Limited and licensed to ICE.”
The Customer must list below the Licensed Product(s) covered by this Licence and the precious metal(s) benchmark(s) in respect of which this Licence is requested:

Licensed Product Name	Underlying LBMA precious metal(s) benchmark(s) in respect of which this Licence is requested:
Sprott ESG Gold ETF	[LBMA Gold Price AM] Requested
Sprott ESG Gold ETF	[LBMA Gold Price PM] Requested
[LBMA Silver Price]

Customer must notify and agree with ICE any additional Licensed Products to be covered by this Licence.
This Licence permits the Customer and Customer Group Companies to:
1.	Use the LBMA Precious Metals Materials solely for the creation, issuance, distribution, marketing, promotion and maintenance of Licensed Products; and
2.
Use the LBMA Precious Metals Trade Marks solely in in connection with the above rights in respect of the LBMA Precious Metals Materials. ICE has obtained a licence to use and sublicense the LBMA Precious Metals Trade Marks from Precious Metals Prices Limited, and all rights to and benefits from the use of the LBMA Precious Metals Trade Marks by Customer and Customer Group Companies shall accrue and inure to ICE or Precious Metals Prices Limited. Such licence of the LBMA Precious Metals Trade Marks shall be limited to enable Customer and Customer Group Companies to indicate that ICE is the source of the underlying data upon which the Licensed Products are based, as may be required by applicable laws, rules, regulations, court orders or this Agreement. Any rights in the LBMA Precious Metals Trade Marks not expressly licensed herein are reserved by ICE.

This Licence does not permit the Customer and/or Customer Group Companies to:
1.
Use the LBMA Precious Metals Materials in the capacity of an exchange, market, trading facility or other trading venue, a clearing house, clearing agency, central counterparty, settlement system or depository or any other platform or other facility in order to create, list, facilitate trading in, clear, settle or otherwise maintain, or offer trading, clearing or settlement facilities in respect of, a contract, transaction, financial product or financial instrument other than the Licensed Products, without the express written agreement of ICE;

2.
Use the LBMA Precious Metals Materials for the creation, issuance, distribution, marketing and/or maintenance of any financial products other than the Licensed Products, without the express written agreement of ICE;

3.
Use, access, extract or store the LBMA Precious Metals Materials for any purpose not specifically permitted in this Licence, including the creation of derivative works (for example, benchmark rates or indices);

4.	Distribute or re-distribute the LBMA Precious Metals Materials outside their Customer Group Companies for any purpose whatsoever;
5.	Sublicense the LBMA Precious Metals Materials and/or LBMA Precious Metals Trade Marks to any third party for any purpose; or
6.
Use as a trade mark, or seek to register as a trade mark, the words ‘ICE’, ‘ICE BENCHMARK ADMINISTRATION’, ‘LBMA’, ‘LBMA GOLD PRICE’, ‘LBMA SILVER PRICE’, ‘IBA’, ‘IBAL’, or anything confusingly similar thereto, or any trade mark that consists of or includes any such words, without the prior written consent of Precious Metals Prices Limited or ICE, as applicable.

The Customer agrees that it will acknowledge ICE as the source of the LBMA Precious Metals Materials which serve directly or indirectly as, or as part of, an input or underlying reference for a Licensed Product.
The following disclaimer and information must be included in any and all documentation and informational materials used in connection with a Licensed Product (including, without limitation, contract specifications, rulebooks, webpages, publication pages or files, and any marketing, advertising, sales and promotional material), whether internally within the Customer or Customer Group Companies or distributed to or by any third parties, and in all mediums whatsoever, including but not limited to, in printed materials or in electronic form, unless ICE notifies the Customer otherwise or of any updates:
“THE [LBMA GOLD PRICE/LBMA SILVER PRICE], WHICH IS ADMINISTERED AND PUBLISHED BY ICE BENCHMARK ADMINISTRATION LIMITED (IBA), SERVES AS, OR AS PART OF, AN INPUT OR UNDERLYING REFERENCE FOR [LICENSED PRODUCT NAME].
[LBMA SILVER PRICE/LBMA GOLD PRICE] IS A TRADE MARK OF PRECIOUS METALS PRICES LIMITED, AND IS LICENSED TO IBA AS THE ADMINISTRATOR OF THE [LBMA SILVER PRICE/LBMA GOLD PRICE]. ICE BENCHMARK ADMINSTRATION IS A TRADE MARK OF IBA AND/OR ITS AFFILIATES. [THE LBMA GOLD PRICE [AM/PM]/LBMA SILVER PRICE], AND THE TRADE MARKS [LBMA GOLD PRICE/LBMA SILVER PRICE] AND ICE BENCHMARK ADMINISTRATION, ARE USED BY [LICENSEE] WITH PERMISSION UNDER LICENCE BY IBA.
IBA AND ITS AFFILIATES MAKE NO CLAIM, PREDICATION, WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED FROM ANY USE OF THE [LBMA GOLD PRICE/LBMA SILVER PRICE], OR THE APPROPRIATENESS OR SUITABILITY OF THE [LBMA GOLD PRICE/LBMA SILVER PRICE] FOR ANY PARTICULAR PURPOSE TO WHICH IT MIGHT BE PUT, INCLUDING WITH RESPECT TO [LICENSED PRODUCT NAME]. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED TERMS, CONDITIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, AS TO QUALITY, MERCHANTABILITY, FITNESS FOR PURPOSE, TITLE OR NON-INFRINGEMENT, IN RELATION TO THE [LBMA GOLD PRICE/LBMA SILVER PRICE], ARE HEREBY EXCLUDED AND NONE OF IBA OR ANY OF ITS AFFILIATES WILL BE LIABLE IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), FOR BREACH OF STATUTORY DUTY OR NUISANCE, FOR MISREPRESENTATION, OR UNDER ANTITRUST LAWS OR OTHERWISE, IN RESPECT OF ANY INACCURACIES, ERRORS, OMISSIONS, DELAYS, FAILURES, CESSATIONS OR CHANGES (MATERIAL OR OTHERWISE) IN THE [LBMA GOLD PRICE/LBMA SILVER PRICE], OR FOR ANY DAMAGE, EXPENSE OR OTHER LOSS (WHETHER DIRECT OR INDIRECT) YOU MAY SUFFER ARISING OUT OF OR IN CONNECTION WITH THE [LBMA GOLD PRICE/LBMA SILVER PRICE] OR ANY RELIANCE YOU MAY PLACE UPON IT.”

Where LBMA Gold Price or LBMA Silver Price is referenced in any documentation and informational materials used in connection with a Licensed Product for the first time, the following wording should be displayed prominently:
“[LBMA SILVER PRICE/LBMA GOLD PRICE] IS A TRADE MARK OF PRECIOUS METALS PRICES LIMITED, IS LICENSED TO ICE BENCHMARK ADMINISTRATION LIMITED (IBA) AS THE ADMINISTRATOR OF THE [LBMA SILVER PRICE/LBMA GOLD PRICE], AND IS USED BY [LICENSEE] WITH PERMISSION UNDER LICENCE BY IBA.”
Each use of the LBMA Precious Metals Trade Marks must be in a style and manner that is consistent with ICE’s own use of the LBMA Precious Metals Trade Marks.
Licence Fees
The Customer is required to Report to ICE on a quarterly basis, no later than 10 business days after the end of each calendar quarter, the peak amount of all applicable Customer Group Companies’ total Assets Under Management for each Licensed Product for the applicable quarter, and, to the extent that a Licensed Product is calculated in part from information other than the LBMA Gold Price or the LBMA Silver Price, as applicable, the percentage that the LBMA Gold Price or the LBMA Silver Price, as applicable, represents in the calculation of the Licensed Product, in each case for the purpose of calculating the fees payable in respect of this Licence.
The fees payable (and when they are payable) in respect of this Licence for any given period are set out in the Licensing & Data section of ICE’s website at https://www.theice.com/iba/licensing or as otherwise notified to the Customer by ICE from time to time.
This Licence is to effective on June 13, 2022

SIGNATURE PAGE

ICE Benchmark Administration Limited (“ICE”)

	By:	/s/ Clive de Ruig
	Name:	Clive de Ruig
	Title:	COO
	Date:	June 13, 2022

Sprott ESG Gold ETF (“the Customer”)

	By:	/s/ W. Whitney George
	Name:	W. Whitney George
	Title:	Director
	Date:	June 9, 2022